Exhibit 16.2

May  6, 2004

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements contained in the second paragraph under the caption “Change in Independent Accountants” of Rural LEC Acquisition LLC’s Registration Statement on Form S-1.  We agree with the statements concerning our firm in such Form S-1.

Yours truly,

JACKSON THORNTON UTILITIES